Exhibit 99.1

News Release

Contact:
Jon Kimmins, CFO
(510) 723-8639
For Immediate Release
Ken Dennard
Dennard • Lascar Associates
(713) 529-6600
ken@dennardlascar.com

MEN’S WEARHOUSE COMPLETES ACQUISITION OF ICONIC

AMERICAN DESIGNER BRAND JOSEPH ABBOUD®

FREMONT, CA — August 6, 2013 — The Men’s Wearhouse (NYSE: MW) today announced that it has successfully completed its acquisition of JA Apparel Corp® (“Joseph Abboud”), the celebrated American clothing brand.

Doug Ewert, President and Chief Executive Officer at Men’s Wearhouse said, “We are delighted to have closed on this acquisition promptly and have reunited Joseph Abboud with his iconic brand at Men’s Wearhouse.  This accelerates our strategy of offering exclusive brands with broad appeal at attractive prices.  Current and future customers will benefit from authentic American designer clothing, manufactured in the USA, at unparalleled value.”

Pursuant to the terms of the Merger Agreement, The Men’s Wearhouse acquired JA Holding, Inc., the parent company of Joseph Abboud, in a cash merger transaction for approximately $97.5 million in cash, subject to certain adjustments, and JA Holding, Inc. will continue to operate as a wholly owned subsidiary of The Men’s Wearhouse.

J.P. Morgan is serving as financial advisor to Men’s Wearhouse, and Willkie Farr & Gallagher LLP is serving as legal advisor.

About Men’s Wearhouse

Founded in 1973, Men’s Wearhouse is one of North America’s largest specialty retailers of men’s apparel with 1,141 stores.  The Men’s Wearhouse, Moores and K&G stores carry a full selection of suits, sport coats, furnishings and accessories in exclusive and non-exclusive merchandise brands and Men’s Wearhouse and Tux stores carry a limited selection.  Most K&G stores carry a full selection of women’s apparel.  Tuxedo rentals are available in the Men’s Wearhouse, Moores and Men’s Wearhouse and Tux stores.  Additionally, Men’s Wearhouse operates a global corporate apparel and workwear group consisting of Twin Hill in the United States and Dimensions, Alexandra and Yaffy in the United Kingdom.  For additional information on Men’s Wearhouse, please visit the Company’s websites at www.menswearhouse.com, www.mooresclothing.com, www.kgstores.com, www.twinhill.com, www.dimensions.co.uk and www.alexandra.co.uk.

About Joseph Abboud®

Joseph Abboud is a modern, sophisticated menswear and lifestyle destination embracing a redefined and authentic point-of-view that speaks to the new American man.  With tailored clothing expertly crafted in the United States with the finest fabrics, Joseph Abboud epitomizes innovative design, superior fit and a distinct style, thoughtfully outfitting men through for every facet of their life.  Applying a designer eye to an artful masculinity, Joseph Abboud is the ultimate source for foundation pieces, accentuated by on-trend details.  The Company has seamlessly evolved from suiting and sportswear to encompass a wide array of product offerings that enrich every aspect of a man’s life, including accessories, luggage, footwear, eyewear and home furnishings.  JA Apparel Corp brand names include Joseph Abboud, JOE Joseph Abboud®, Joseph Abboud BOYS® and Joseph Abboud Home®. Joseph Abboud branded products are available in fine department stores and specialty stores throughout the United States, and more than fifty countries worldwide.

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